Exhibit 99.1

Quest Diagnostics to Discuss Strategic Growth Drivers and Financial Outlook at 2018 Investor Day

•	Provides outlook for 2019-2022, extending the company's targeted 3-5% revenue compound annual growth rate (CAGR) and updating its adjusted earnings goal to a 4-6% CAGR

•	Raises dividend by 6% to an annual rate of $2.12 per share, the company’s eighth dividend increase since 2011

•
Updates outlook for full year 2018. Reported revenues now expected to be approximately $7.57 billion. Reported diluted EPS now expected to be greater than $5.34 and adjusted diluted EPS excluding amortization expense now expected to be greater than $6.30. Cash provided by operations now expected to approximate $1.25 billion

SECAUCUS, N.J., Nov. 28, 2018 -- At a meeting with analysts and investors at its Investor Day tomorrow, members of the senior management team of Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, will discuss the company’s two-point strategy and range of initiatives underway to accelerate growth and drive operational excellence, and also will outline its near-and long-term financial outlook.
"Quest Diagnostics is well positioned to accelerate growth and drive operational excellence in 2019 based on a range of unique capabilities and the strategic initiatives we are executing," said Steve Rusckowski, Chairman, President and Chief Executive Officer. "Expanded access to health plan lives, the benefit of acquisitions and our strong brand will drive top- and bottom-line growth, despite reimbursement challenges related in part to PAMA. Looking ahead, over the next four years we remain committed to our existing target to generate a 3-5% revenue CAGR and have updated our earnings goal to a 4-6% CAGR."
At the meeting, members of the company’s senior management team will highlight the special capabilities and strategic initiatives underway to accelerate the company’s growth, including:

•	Delivering more than 2% revenue CAGR through strategically aligned accretive acquisitions

•	Capitalizing on the company’s expanded access to more than 43 million incremental insured lives, with total access now representing more than 90% of insured lives across the U.S.

•	Strengthening the company’s relationships with hospital health systems

•	Expanding access to innovation with advanced diagnostics

•	Enhancing the company’s position as the consumer lab provider of choice

•	Extending diagnostic data services
In addition, the Quest Diagnostics team will discuss the company’s strategy to drive operational excellence and continue to generate cost savings of approximately 3% per year.
The company will reiterate its capital deployment strategy, including its focus on returning a majority of free cash flow to shareholders through share repurchases and dividends. In conjunction with the meeting, Quest Diagnostics announced that its Board of Directors has increased the company’s quarterly dividend to $0.53 per share from $0.50 per share, or by 6% to an annual rate of $2.12 per share, commencing with the dividend payable January 30, 2019 to holders of record of the common stock on January 15, 2019.  The dividend raise will be the company’s eighth increase since 2011.
Outlook for Full Year 2018

The company is updating its outlook for the full year 2018. The updated EPS guidance primarily reflects an increase in reserves associated with revenue and accounts receivable (refer to footnote (b) to the table below). The updated revenue guidance also reflects volume softness, some of which is driven by Hurricane Michael, California wildfires, and the recent East Coast snowstorm. The updated outlook is as follows:

	Current Outlook		Previous Outlook
	Low	High	Low	High
Revenues (a) (b)	Approximately $7.57 billion		Approximately $7.62 billion
Revenue increase (a)	Approximately 2.3%		Approximately 3%
Reported diluted EPS	Greater than $5.34		$5.57	$5.64
Adjusted diluted EPS excluding amortization	Greater than $6.30		$6.53	$6.60
Cash provided by operations	Approximately $1.25 billion		Approximately $1.3 billion billion
Capital expenditures	$350 million	$400 million	$350 million	$400 million

(a)
The updated outlook for revenue growth in 2018 represents management’s estimates for 2018 versus 2017 reported revenues adjusted to reflect the impact of new revenue recognition rules that became effective January 1, 2018. Full year 2017 revenues adjusted to reflect the new rules were $7,402 million. See note 2 of the financial tables attached below.

(b)
As discussed in the company’s Form 10-K, recording revenues and accounts receivable involves judgement and estimation. The company follows a standard process, which considers historical denial and collection experience and other factors, to estimate contractual allowances and implicit patient price concessions, and regularly updates its estimates, recording adjustments in the current period as changes in estimates. Based on this process, during the fourth quarter the company expects to increase its reserves for revenues and accounts receivable.

Note on Non-GAAP Financial Measures
As used in this press release the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP measures as follows: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as restructuring and integration charges, excess tax benefit (“ETB”) associated with stock based compensation and other items; and (ii) the term "adjusted diluted EPS excluding amortization" represents the company's diluted EPS before the impact of special items (described above) and amortization expense.
The company has provided a four-year compound annual growth rate projection of 4-6% for adjusted diluted EPS excluding amortization, which is a non-GAAP measure. The company is unable to present a reconciliation of adjusted diluted EPS excluding amortization to the most comparable GAAP measure due to the inherent uncertainty and variability in the nature and amount of special items referenced above.
Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional tables attached below include reconciliations of adjusted measures to GAAP measures.
Webcast Attendance
A live webcast of the event will be broadcast simultaneously on the Investor Relations page of the Quest Diagnostics website for all interested parties.  To access the webcast or a replay of the event, visit: www.QuestDiagnostics.com/investor.  The webcast will begin promptly at 8:00 am ET and conclude at 12:30 pm ET.  A replay will be available following the meeting.
About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 45,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.
The statements in this press release which are not historical facts may be forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those reports.
This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

Contacts:
Shawn Bevec (Investors):
973-520-2900
Dennis Moynihan (Media):
973-520-2800

1)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2018 before the impact of special items, including ETB, and amortization expense. Further impacts to earnings related to special items may be incurred throughout the remainder of the year. Additionally, the amount of ETB is dependent upon employee stock option exercises and the company's stock price, which are difficult to predict. The following table reconciles our 2018 outlook for adjusted diluted EPS excluding amortization expense to the corresponding amounts determined under GAAP:

Diluted earnings per common share	$5.34
Restructuring and integration charges (a)	0.62
Amortization expense (b)	0.58
Other	(0.01)
Certain income tax benefits	(0.10)
ETB	(0.13)
Adjusted diluted EPS excluding amortization expense	$6.30

(a)
Represents estimated full year pre-tax charges of $115 million primarily associated with systems conversions, integration and workforce reductions incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined tax rate of 25.5%.

(b)
Represents the estimated impact of amortization expense for 2018 on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$90
Amortization expense included in equity in earnings of equity method investees, net of taxes	17
Total pre-tax amortization expense	$107

Total amortization expense, net of an estimated tax benefit	$80

2)
The outlook for 2.3% revenue growth in 2018 represents management's estimates for 2018 versus 2017 reported revenues adjusted to reflect the impact of new revenue recognition rules that became effective January 1, 2018. Under the new rules, the company will report uncollectible balances associated with patient responsibility as a reduction in net revenues when historically these amounts were classified as bad debt expense within selling, general and administrative expenses.

The following tables reconcile our 2017 net revenues determined under previous revenue recognition rules with 2017 net revenue adjusted to reflect the impact of the new revenue recognition rules:

	Three Months Ended				Year Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017
	(dollars in millions)
2017 Revenue on an adjusted basis:
Net revenues	$1,899	$1,943	$1,931	$1,936	$7,709
Adjustment for adoption of new revenue recognition standard	(82)	(79)	(75)	(71)	(307)
2017 Revenue on an adjusted basis	$1,817	$1,864	$1,856	$1,865	$7,402

2018 Revenue outlook:
2017 Revenue on an adjusted basis					$7,402
2018 Equivalent revenue growth					2.3%
2018 Revenue outlook					$7,570